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                                  EXHIBIT 99.2
SALES TRENDS

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the date shown, compared to the same period in the prior year:

                                  04/30/02      05/31/02     06/30/02      07/31/02     08/31/02      09/30/02
                                  --------      --------     --------      --------     --------      --------
Cooper Industries                  (8-10)%       (8-10)%        (7)%        (5-7)%       (5-7)%          (5)%
Electrical Products                (6-8)%        (5-7)%         (4)%        (3-5)%       (3-5)%          (3)%
Tools & Hardware                  (16-18)%      (18-20)%       (18)%       (15-17)%     (14-16) %       (13)%

OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002.

COOPER INDUSTRIES

Sales for the three months ended September 30, 2002, declined 5%, compared with last year.

      o   Currency translation effects were slightly positive.

ELECTRICAL PRODUCTS

Sales for the three months ended September 30, 2002, declined 3%, compared with last year.

      o Sales of hazardous duty electrical construction materials reflect continuing weakness in nonresidential construction and soft project demand.

      o Continued softness in domestic industrial and commercial construction markets led to lower demand for lighting fixtures, wiring devices and support products. Strength in residential construction has provided some offset for lighting fixtures and wiring devices.

      o Demand for electronic circuit protection products has picked up while sales of electronic enclosures continue to be considerably weakened by low end-user demand.

      o Continued uncertainty in the power delivery marketplace has hampered utilities' investments in distribution system products. Demand for distribution transformers and power management products remains weak.

      o Demand for European lighting fixtures and security products has improved despite weak European construction activity.

      o   Competitive pressures continue to impact pricing in many markets.

      o   Currency translation effects were slightly positive.

TOOLS AND HARDWARE

Sales for the three months ended September 30, 2002, declined 13%, compared with last year.

      o Automotive assembly equipment shipments are down from last year's levels due to lower worldwide automotive capital spending.

      o Slowing industrial activity in North America and Europe has led to reduced demand for hand and power tools.

      o   Currency translation effects were slightly positive.
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Note: Includes impacts of acquisitions and divestitures, when applicable.